Exhibit 99.1
News Release
[LOGO]	First Midwest Bancorp, Inc.	First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Steven H. Shapiro (630) 875-7345 www.firstmidwest.com
	TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST BANCORP APPOINTS JOHN E. ROONEY AS NEW DIRECTOR; LONG-TIME DIRECTOR O. RALPH EDWARDS RETIRES

ITASCA, IL, NOVEMBER 19, 2004 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced the appointment of John (Jack) E. Rooney to its Board of Directors and its Audit Committee, effective January 1, 2005. Mr. Rooney currently serves as President and Chief Executive Officer of United States Cellular Corporation (Amex: USM), the nation's eighth largest wireless service carrier.

"We are delighted that Jack is joining our Board," said John M. O'Meara, President and Chief Executive Officer of First Midwest. "His credentials and integrity are impeccable, and he brings a wealth of financial and managerial experience to an already accomplished Board of Directors."

Mr. Rooney, 62, has served as President and Chief Executive Officer of United States Cellular since 2000. Before that, he was with Ameritech Corporation, where he served as President of Ameritech Consumer Services from 1996-1999; President of Ameritech Cellular from 1992-1996; and Vice President and Treasurer of Ameritech Corporation from 1990-1992. Mr. Rooney also serves on the Board of Directors of Telephone and Data Systems, Inc. He graduated from John Carroll University, Cleveland, Ohio and received his M.B.A. from Loyola University in Chicago, Illinois.

At the same time, First Midwest also announced the retirement of its long-time director, O. Ralph Edwards, effective December 31, 2004. Mr. Edwards, a retired executive of Abbott Laboratories, served on First Midwest's Board since 1988. Most recently, he was Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Having reached 70, Mr. Edwards retired in accordance with the long-standing policy of First Midwest's Board of Directors.

"I want to thank Ralph for his long years of exemplary service," said John M. O'Meara. "We are extremely sad to say goodbye to Ralph. Over the years, Ralph contributed a great deal to First Midwest's maturation into the institution it is today. His fine leadership of the Compensation Committee materially contributed to our recent recognition as one of Chicagoland's twenty-five top places to work. All of us at First Midwest will miss working with him."

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking markets. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 67 offices located in 49 communities, primarily in northeastern Illinois. First Midwest is the 2004 recipient of the Illinois Bank Community Service Award and has been honored by Chicago magazine in its September, 2004 issue as one of the 25 best places to work in Chicago.

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